Exhibit 99

Sypris Reports Second Quarter Results

Sypris Electronics Sales up 28%; Gross Profit Up 73%

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 13, 2020--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its second quarter ended July 5, 2020. Having completed a series of strategic initiatives over the past several years, Sypris Solutions is now better positioned to achieve long-term growth and a return to profitable operations. These steps have included reducing and realigning the Company’s cost structure while diversifying its book of business in terms of both customers and markets.

Results for the second quarter of 2020 fundamentally reflected these expectations, highlighted by the improved performance of Sypris Electronics. The global economic impact of the COVID-19 pandemic was felt in the majority of the Company’s markets during the quarter, however the essential nature of the defense and communication programs served by Sypris Electronics allowed this segment to sustain operations near planned levels. The Company expects customer demand will improve sequentially in its other markets during the third quarter, albeit with continued uncertainty related to the pandemic.

HIGHLIGHTS
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  The Company’s second quarter revenue decreased 29.8% compared to the prior-year quarter and 23.5% sequentially, reflecting lower market volumes driven by the temporary closure of customer operations in response to the pandemic, while the subsequent restart of operations in June has had a corresponding positive impact on demand.
  Sypris Electronics revenue increased 28.3% during the quarter compared to the prior-year period and 11.5% sequentially, supported by a strong backlog of orders, which has increased 22.5% since year-end 2019.
  Sypris Electronics gross profit increased 72.9% and 61.6% on a year-over-year and sequential basis, respectively. Gross margin increased 470 basis points compared to the prior year and 570 basis points sequentially to 18.3%.
  As a result of the higher levels of shipments, operating margins for Sypris Electronics increased to 10.6%, reflecting a material improvement over its historical results on both a year-over-year and sequential basis.
  Sypris Technologies revenue decreased 55.9% during the quarter compared to the prior-year period and 45.7% sequentially due to many customers idling operations throughout the quarter in response to the pandemic. These operations have since reopened, resulting in a positive impact on demand.
  During the second quarter, the Company completed the sale of its 90-year-old former manufacturing facility that was located on approximately 20 acres of land in Louisville, Kentucky, for $1.7 million. The facility had been closed and unoccupied since the fourth quarter of 2017.
  The Company secured a $3.6 million loan in May under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Securities Act. The proceeds have been used to cover payroll costs, rent and utility costs in accordance with the terms and conditions of the loan.
  Subsequent to quarter-end, Sypris Electronics announced an initial contract award from the Leonardo DRS Naval Electronics business unit to manufacture and test electronic assemblies for a shipboard system with production to begin during 2020.
  Subsequent to quarter-end, Sypris Technologies announced the award of orders for projects in Brazil and Canada. The contracts, which provide for the use of Ultra-High-Pressure closures in the Libra Oil Field deep water project in Brazil and Double-Bolt closures in the Trans Mountain Pipeline Expansion project in Canada, call for shipments to begin in the second half of 2020.

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“While the economic headwinds and disruptions in the quarter had an impact on our results, we are pleased with our performance during the period,” commented Jeffrey T. Gill, President and Chief Executive Officer. “In the face of unprecedented challenges brought on by the pandemic, our businesses pulled together to protect our people, while balancing the needs of our customers, communities and business partners during these difficult times.

“Revenue for Sypris Electronics increased 28.3% from the prior-year quarter and 11.5% sequentially, reflecting its strong backlog and improved electronic component availability. Sales are up 67.6% for the first half of 2020 compared to the prior year, while backlog has increased 22.5% since year-end. We have been designated as an essential supplier to our customers serving the defense and communications industries and as such, our team has done an excellent job making sure that we were able to provide for their increasing needs during the period.

“The temporary closure of operations by customers serving the energy, automotive, commercial vehicle, sport utility and off-highway markets had a significant impact on Sypris Technologies during the months of April and May, before we began to see demand recover in June. The outlook going forward has much improved with all customer plants open at this time. It is worth noting that this business of ours has remained profitable on a year-to-date basis, which is a remarkable feat and serves as testimony to the capabilities of our people.

“Sypris Technologies has also been designated as an essential supplier to our customers serving the energy and transportation sectors of our country and as a result, our team will continue to take whatever steps are necessary to ensure that the needs of our customers are reliably met without delay.”

Concluding, Mr. Gill said, “Our customer base and the markets we serve are considerably more diversified than at any point in our recent history. As an essential business, we have a responsibility to ensure that our defense, communications, energy and transportation sectors remain vibrant. We will continue to monitor developments, act promptly to mitigate the risks and take the necessary steps required to ensure deliveries continue to be made in a timely manner.”

Second Quarter Results

The Company reported revenue of $17.2 million for the second quarter ended July 5, 2020, compared to $24.4 million for the prior-year period. Additionally, the Company reported a net loss of $0.3 million for the second quarter, or $0.02 per share, compared to net income of $1.5 million, or $0.07 per share, for the prior‑year period. Results for the quarter ended July 5, 2020, include net gains of $0.8 million from the sale of idle assets by Sypris Technologies. Results for the quarter ended June 30, 2019, include a gain of $1.5 million in connection with a contract settlement with one of its customers.

For the six months ended July 5, 2020, the Company reported revenue of $39.6 million compared with $44.0 million for the first half of 2019. The Company reported a net loss for the six-month period of $0.7 million, or $0.03 per share, compared with a net loss of $1.5 million, or $0.07 per share, for the prior year period. Results for the six months ended July 5, 2020, include gains of $1.0 million from the sale of idle asset by Sypris Technologies. Results for the six months ended June 30, 2019, include a gain of $1.5 million in connection with a contract settlement with one of its customers and net gains of $0.5 million from the sale of idle assets.

Sypris Technologies

Revenue for Sypris Technologies was $7.4 million in the second quarter of 2020 compared to $16.9 million for the prior-year period, primarily reflecting reduced demand attributable to the COVID-19 pandemic coupled with the anticipated cyclical decline in the commercial vehicle market. Gross profit for the second quarter was $0.2 million, or 3.1% of revenue, compared to $3.0 million, or 17.6% of revenue, for the same period in 2019.

Sypris Electronics

Revenue for Sypris Electronics was $9.7 million in the second quarter of 2020 compared to $7.6 million for the prior-year period. Shipments during the second quarter reflected the fact that our customer base serving the defense and communications markets remained open at near normal levels throughout the period. Additionally, many of the challenges faced during the prior year with electronic component shortages and extensive lead-times have been resolved. Gross profit for the quarter was $1.8 million, or 18.3% of revenue, compared to $1.0 million, or 13.6% of revenue, for the same period in 2019.

Outlook

Commenting on the future, Mr. Gill added, “First and foremost, we are focused on the health and safety of our employees, their families and our customers. We are closely monitoring local, state and federal government agencies and will follow all recommendations. The environment is changing rapidly with regard to customers, suppliers and public policy, and we are paying close attention to developments on a daily basis. The extent and duration of the impacts that the pandemic may have on our business are not known at this time, but we are monitoring developments as we seek to navigate the challenging conditions in our markets.

“As anticipated, the impact of the pandemic has been felt less on customers in defense-related markets and as a result, the outlook for Sypris Electronics remains positive. We have seen a rebound in orders within the commercial vehicle market since June, resulting in an improvement in our outlook for Sypris Technologies to approach pre-pandemic expectations during the second half of 2020. While the energy market continues to be volatile, we continue to see wins on important large projects around the world.

“Our operations have remained open to meet the important needs of our customers who serve defense, communications, energy, transportation and other critical infrastructure industries. We expect the road back for the economy to be a potentially uncertain journey.”

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components and aerospace and defense electronics. The Company performs a wide range of manufacturing services, often under multi-year, sole-source contracts. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Such statements may relate to projections of the company’s revenue, earnings, and other financial and operational measures, our liquidity, our ability to mitigate or manage disruptions posed by COVID-19, and the impact of COVID-19 and economic conditions on our future operations, among other matters. In March 2020, the President of the United States declared the COVID-19 outbreak a national emergency. COVID-19 continues to spread throughout the United States and other countries across the world, and the duration and severity of its effects are currently unknown. The COVID-19 pandemic has resulted, and is likely to continue to result, in significant economic disruption and has and will likely adversely affect our business. The Company has continued to operate at each location and sought to remain compliant with government regulations imposed due to the COVID-19 pandemic.

Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: the impact of COVID-19 and economic conditions on our future operations; possible public policy response to the pandemic, including legislation or restrictions that may impact our operations or supply chain; our ability to comply with the requirements of the SBA and seek forgiveness of all or a portion of the PPP Loan; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; our failure to achieve and maintain profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or other assets to fund operating losses; our failure to achieve targeted gains and cash proceeds from the anticipated sale of certain equipment; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; dependence on, retention or recruitment of key employees and distribution of our human capital; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability or environmental claims; our inability to develop new or improved products or new markets for our products; cost, quality and availability of raw materials such as steel, component parts (especially electronic components), natural gas or utilities; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; our inability to regain compliance with the NASDAQ listing standards minimum closing bid price in a timely manner our reliance on a few key customers, third party vendors and sub-suppliers; continued shortages and extensive lead-times for electronic components; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; other potential weaknesses in internal controls over financial reporting and enterprise risk management; failure to adequately insure or to identify environmental or other insurable risks; unanticipated or uninsured disasters, public health crises, losses or business risks; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; cyber security threats and disruptions; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. We undertake no obligation to update our forward-looking statements, except as may be required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	July 5,	June 30,
	2020	2019
	(Unaudited)
Revenue	$17,153	$24,444
Net (loss) income	$(348)	$1,503
(Loss) income per common share:
Basic	$(0.02)	$0.07
Diluted	$(0.02)	$0.07
Weighted average shares outstanding:
Basic	21,016	20,875
Diluted	21,016	20,875

	Six Months Ended
	July 5,	June 30,
	2020	2019
	(Unaudited)
Revenue	$39,578	$44,008
Net loss	$(653)	$(1,533)
Loss per common share:
Basic	$(0.03)	$(0.07)
Diluted	(0.03)	(0.07)
Weighted average shares outstanding:
Basic	21,005	20,772
Diluted	21,005	20,772

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	July 5,	June 30,	July 5,	June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$7,445	$16,878	$21,162	$33,019
Sypris Electronics	9,708	7,566	18,416	10,989
Total net revenue	17,153	24,444	39,578	44,008
Cost of sales:
Sypris Technologies	7,216	13,915	18,440	27,752
Sypris Electronics	7,934	6,540	15,544	11,407
Total cost of sales	15,150	20,455	33,984	39,159
Gross profit (loss):
Sypris Technologies	229	2,963	2,722	5,267
Sypris Electronics	1,774	1,026	2,872	(418)
Total gross profit	2,003	3,989	5,594	4,849
Selling, general and administrative	2,830	3,604	6,053	7,058
Severance, relocation and other costs	33	103	124	201
Operating (loss) income	(860)	282	(583)	(2,410)
Interest expense, net	193	232	420	449
Other (income), net	(769)	(1,493)	(486)	(1,442)
(Loss) income before taxes	(284)	1,543	(517)	(1,417)
Income tax expense, net	64	40	136	116
Net (loss) income	$(348)	$1,503	$(653)	$(1,533)
(Loss) income per common share:
Basic	$(0.02)	$0.07	$(0.03)	$(0.07)
Diluted	$(0.02)	$0.07	$(0.03)	$(0.07)
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	21,016	20,875	21,005	20,772
Diluted	21,016	20,875	21,005	20,772

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	July 5,	December 31,
	2020	2019
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$7,810	$5,095
Accounts receivable, net	6,376	7,444
Inventory, net	18,485	20,784
Other current assets	4,309	4,282
Assets held for sale	1,230	2,233
Total current assets	38,210	39,838
Property, plant and equipment, net	9,883	11,675
Operating lease right-of-use assets	6,523	7,014
Other assets	1,407	1,529
Total assets	$56,023	$60,056
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,536	$9,346
Accrued liabilities	12,358	12,495
Operating lease liabilities, current portion	919	841
Finance lease obligations, current portion	587	684
Note payable - related party, current portion	2,500	-
Note payable - PPP loan, current portion	1,581	-
Total current liabilities	24,481	23,366

Operating lease liabilities, net of current portion	6,433	6,906
Finance lease obligations, net of current portion	2,128	2,351
Note payable - related party	3,971	6,463
Note payable - PPP Loan	1,977	-
Other liabilities	5,515	7,539
Total liabilities	44,505	46,625

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-

Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,384,618 shares issued and 21,369,580 outstanding in 2020 and 21,324,618 shares issued and 21,298,426 outstanding in 2019	213	213
Additional paid-in capital	154,923	154,702
Accumulated deficit	(118,086)	(117,433)
Accumulated other comprehensive loss	(25,532)	(24,051)
Treasury stock, 15,038 and 26,192 in 2020 and 2019	-	-
Total stockholders’ equity	11,518	13,431
Total liabilities and stockholders’ equity	$56,023	$60,056

Note: The balance sheet at December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Six Months Ended
	July 5,	June 30,
	2020	2019
	(Unaudited)
Cash flows from operating activities:
Net loss	$(653)	$(1,533)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,259	1,407
Stock-based compensation expense	228	283
Deferred loan costs recognized	7	7
Net gain on the sale of assets	(958)	(477)
Provision for excess and obsolete inventory	125	283
Non-cash lease expense	491	452
Other noncash items	100	(130)
Contributions to pension plans	(34)	(45)
Changes in operating assets and liabilities:
Accounts receivable	1,053	(1,248)
Inventory	1,813	(1,425)
Prepaid expenses and other assets	(457)	(1,088)
Accounts payable	(2,697)	(2,457)
Accrued and other liabilities	(1,318)	177
Net cash used in operating activities	(1,041)	(5,794)
Cash flows from investing activities:
Capital expenditures	(833)	(671)
Proceeds from sale of assets	1,968	634
Net cash provided by (used in) investing activities	1,135	(37)
Cash flows from financing activities:
Finance lease payments	(320)	(304)
Proceeds from Paycheck Protection Program loan	3,558	-
Indirect repurchase of shares for minimum statutory tax withholdings	(7)	(133)
Net cash provided by (used in) financing activities	3,231	(437)
Effect of exchange rate changes on cash balances	(610)	26
Net increase (decrease) in cash and cash equivalents	2,715	(6,242)
Cash and cash equivalents at beginning of period	5,095	10,704
Cash and cash equivalents at end of period	$7,810	$4,462

Contacts

Anthony C. Allen
Chief Financial Officer
(502) 329-2000